UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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IKON Office Solutions, Inc.

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Notice of Annual Meeting of Shareholders

February 21, 2007

Dear Shareholder:

You are invited to attend the 2007 annual meeting of shareholders of IKON. The meeting will be held at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania on Wednesday, February 21, 2007, at 9:00 a.m. The purpose of the meeting is:

1.	To elect eleven members of the Board of Directors for the ensuing year;

2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP (“PwC”) as IKON’s independent auditor for the fiscal year ending September 30, 2007; and

3.	To conduct other business if properly raised at the meeting.

Only shareholders of record at the close of business on December 29, 2006 are entitled to vote on these matters. All shareholders who are entitled to vote are urged to do so at the meeting or by proxy.

In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. Even if you expect to attend the meeting in person, it is recommended that you vote by proxy by signing and returning the accompanying proxy card in the enclosed postage-prepaid envelope. If you later decide that you would like to vote in person at the meeting, or for any other reason you desire to revoke your proxy, you can revoke your proxy at any time before the voting occurs at the meeting.

Chairman and Chief Executive Officer

Malvern, Pennsylvania
January 15, 2007

PROXY STATEMENT
INFORMATION ON VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
Security Ownership
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE OF IKON COMMON STOCK
IKON vs. Peer Group vs. Russell 2000 Index
EXECUTIVE COMPENSATION
Long-Term Incentive Compensation
Summary of Executive Compensation
Option Grants
Option Exercises
Long-Term Incentive Plan Awards
Pension Plan and Supplemental Retirement Plans
Estimated Annual Retirement Benefits for U.S. Employees
Estimated Annual Retirement Benefits for U.K. Employees
Change-in-Control Arrangements, Executive Employment Contracts, and Severance Arrangements
Directors’ Compensation
Deferred Stock Unit Grants in Respect of Directors’ Fees
Annual Deferred Stock Unit Grants
Annual Option Grant
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
INDEPENDENT AUDITOR
Audit Committee Report
GENERAL AND OTHER MATTERS
Expenses of Solicitation
Communications with the Board of Directors
Shareholder Proposals
Other Matters
HOUSEHOLDING
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Appendix A
IKON OFFICE SOLUTIONS, INC. AUDIT COMMITTEE CHARTER

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by IKON Office Solutions, Inc. (“IKON” or the “Company” or “we” or “us”), on behalf of our Board of Directors, to be used at our annual meeting of shareholders, which will be held on February 21, 2007 at 9:00 a.m. at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania. The proxy statement and the accompanying proxy card are being mailed to shareholders beginning January 16, 2007.

INFORMATION ON VOTING

Who Can Vote

Only holders of record of common stock at the close of business on December 29, 2006 will be entitled to vote at the meeting. On that date, there were 126,523,902 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

How You Can Vote

You may vote in person at the meeting or by proxy. Instructions for voting by mail are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust (other than shares in IKON’s Retirement Savings Plan, which is discussed below), then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust, or other nominee how to vote their shares. Your broker or other nominee could vote your shares without your instructions on the proposals for the election of directors and the ratification of PwC as IKON’s independent auditor, but is not required to do so. To be sure your shares are voted, you should instruct your broker or other nominee to vote your shares.

How You Can Change Your Vote

You may change your vote by delivering another proxy to the Company in accordance with the instructions on the proxy card before voting occurs at the meeting or by voting in person at the meeting. In addition, you may revoke your proxy by notifying the Secretary of the Company in writing any time before voting occurs at the meeting or by notifying the Company in person at the meeting. If you hold your shares in street name, you must contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Manner for Voting Proxies

The shares represented by valid proxies will be voted in the manner specified on the proxy card. Where specific choices are not indicated on the proxy card, the shares represented by valid proxies will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment and in the manner they believe to be in the best interest of IKON. The Board of Directors knows of no matter, other than the election of director nominees listed in this proxy statement and the ratification of the selection of PwC as the Company’s independent auditor for the fiscal year ending September 30, 2007, that may be presented at the meeting.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

Voting Shares in the IKON Retirement Savings Plan

The Retirement Savings Plan trustee will vote plan shares as participants direct on their proxy card. The proxy card will serve as voting instructions for participants in the Retirement Savings Plan. If participants do not sign and return a proxy card, the trustee will vote their plan shares in the same ratio indicated by the voting instructions that the trustee receives from other participants unless it is contrary to applicable law to do so. If participants sign and return a proxy card but fail to indicate how they wish to vote, the trustee will vote their plan shares in accordance with the recommendation of the Board of Directors.

Participants in the Retirement Savings Plan must complete, date, sign, and return their proxy card no later than 5:00 p.m., Eastern Standard Time, February 19, 2007 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.

Vote Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the meeting, either by proxy or in person. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes. Votes that are withheld from a director nominee are also counted in determining the quorum at the meeting, but do not count as votes in determining the election of directors. An executed proxy that fails to specify a choice on any matter will be voted in accordance with the recommendation of the Board of Directors. Votes are tabulated by National City Bank, our transfer agent.

If a quorum is present at the meeting, the eleven nominees for director receiving the highest number of “For” votes will be elected as directors. Votes may be cast “For” or withheld from a director nominee. Member firms of the New York Stock Exchange (“NYSE”) have authority to vote on this proposal as a routine item and, therefore, need not decline to vote in the absence of voting directions from an investor. On all other matters being submitted to shareholders, an affirmative vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required for approval.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board of Directors consisting of eleven directors is proposed to be elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The eleven nominees, together with the position(s) currently held by each nominee with the Company, are listed below. With the exception of Ms. Runtagh, all of the nominees are currently directors of IKON. The Board of Directors is not aware that any nominee named in this proxy statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote for the election of any other person that the Board of Directors may recommend at or prior to the annual meeting on February 21, 2007. The Board of Directors unanimously recommends a vote “For” the election of the eleven nominees listed below.

			Director
Name	Position(s) with the Company	Age	Since

Matthew J. Espe	Chairman, President, and Chief Executive Officer	48	2002
Philip E. Cushing	Director	56	1997
Thomas R. Gibson	Lead Independent Director	64	1999
Richard A. Jalkut	Director	62	1996
Arthur E. Johnson	Director	60	1999
Kurt M. Landgraf	Director	60	2000
Gerald Luterman	Director	63	2003
William E. McCracken	Director	64	2003
William L. Meddaugh	Director	63	2003
Hellene S. Runtagh	Director Nominee	58	—
Anthony P. Terracciano	Director	68	2003

Matthew J. Espe. Mr. Espe has been the Chairman of IKON since 2003 and our President and Chief Executive Officer and a Director since 2002. Prior to his employment with IKON, Mr. Espe was President and Chief Executive Officer of GE Lighting (2000 through 2002), President of GE Plastics—Europe (1999 through 2000), and President of GE Plastics—Asia (1998 through 1999), each a division of General Electric Company, a diversified industrial company. He also serves on the Advisory Board of the University of Idaho and is a director of Unisys Corporation.

Philip E. Cushing. Mr. Cushing has been Chairman of each of DCI Biologicals, Inc., a health services management company, and Paragon Print and Packaging Limited, a U.K. packaging company, since 2002. He was also Chairman of Fosbel Holdings Limited, a U.K. industrial maintenance company, from 2003 to 2005 and remains a director of Fosbel International, its subsidiary. From 2001 through 2002, Mr. Cushing was Chairman of Pelican Restaurants Limited, a leading U.K. restaurant company. From 2000 through 2001, he was Group Chief Executive of The Vitec Group plc, a photographic and broadcast systems and services company. From 1996 through 1999, he was Group Chief Executive of Inchcape plc, an international distribution and business services company.

Thomas R. Gibson. Mr. Gibson has been the Lead Independent Director of IKON’s board of directors since 2003. He has also been Chairman Emeritus of Asbury Automotive Group, an automotive retailer, since 2004. He was a Co-Founder of Asbury Automotive Group in 1994 and has held various other positions with that company, including Chairman and Chief Executive Officer (1994 through 2004) and interim Chief Executive Officer (September 2001 through December 2001). Mr. Gibson also serves as a director of Dealer Tire, LLC and DealerTrack Holdings, Inc.

Richard A. Jalkut. Mr. Jalkut has been the President and Chief Executive Officer of U.S. TelePacific Corp., a telecommunications company, since 2002. He also served on IKON’s board of directors as Lead Independent Director from 2000 through 2003, and Non-Executive Chairman from 1998 through 2000. From 1997 through 2001, Mr. Jalkut was the President and Chief Executive Officer of PathNet, a telecommunications company reorganized under Chapter 11 of the federal bankruptcy code. Mr. Jalkut was also the President and Chief Executive Officer of the NYNEX Telephone Companies from 1991 through 1997. Mr. Jalkut also serves as a director of Covad Communications Group, Inc. and HSBC-USA.

Arthur E. Johnson. Mr. Johnson has been the Senior Vice President, Corporate Strategic Development, of Lockheed Martin Corporation, an advanced technology company, since 1999. From 1997 through 1999, he was President and Chief Operating Officer of Lockheed Martin Information and Services Sector. Mr. Johnson also serves as a director of AGL Resources, Inc. and Delta Airlines, Inc.

Kurt M. Landgraf. Mr. Landgraf has been the President and Chief Executive Officer of Educational Testing Service, a private educational testing and measurement organization, since 2000. He was the Executive Vice President and Chief Operating Officer of E.I. du Pont de Nemours and Company, a science and technology company, from 1998 through 2000, and Chairman of each of DuPont Europe, an affiliate of E.I. du Pont de Nemours and Company, and The DuPont Pharmaceutical Company, a division of E.I. du Pont de Nemours and Company, from 1997 through 2000. Mr. Landgraf was also Chief Financial Officer and Executive Vice President of E.I. du Pont de Nemours and Company from 1997 through 1998. Mr. Landgraf also serves as a director of aaiPharma, Inc., NDC Health Corporation, and Louisiana-Pacific Corporation.

Gerald Luterman. Mr. Luterman has been the Executive Vice President and Chief Financial Officer of KeySpan Corporation, a natural gas and electric utility company, since 1999. From February 1999 through August 1999, he was Chief Financial Officer of barnesandnoble.com, an online book retail company. From 1996 through 1999, he was Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc., a technology services company. Mr. Luterman also serves as a director of U.S. Shipping Partners L.P., Technology Solutions Company and Lutheran Medical Center.

William E. McCracken. Mr. McCracken has been the President of Executive Consulting Group, LLC, a general business and management strategy consulting company, since 2003. From 1998 through 2001, he was General Manager of IBM Printing Systems Division, a division of International Business Machines Corporation, an information technology company. Mr. McCracken spent 35 years at International Business Machines Corporation in a variety of leadership positions before retiring from the company in 2001. Mr. McCracken also serves as a director of Computer Associates International, Inc.

William L. Meddaugh. Mr. Meddaugh was President and Chief Executive Officer of GE Supply Company, a division of General Electric Company, a diversified industrial company, from 1996 through 2003. He spent more than 37 years at General Electric Company in a variety of professional and management positions before retiring from the company in 2002.

Hellene S. Runtagh. Ms. Runtagh was President and Chief Executive Officer of the Berwind Group, a diversified pharmaceutical services, industrial manufacturing, and real estate company, from June 2001 through December 2001. From 1998 through 2001, she was Executive Vice President of Universal Studios, a media and entertainment company. Prior to joining Universal Studios, Ms. Runtagh spent 25 years at General Electric Company, a diversified industrial company, in a variety of leadership positions. Ms. Runtagh also serves as a director of Lincoln Electric Holdings, Inc., Avaya Inc., and Neustar, Inc.

Anthony P. Terracciano. Mr. Terracciano was Chairman of Riggs National Corporation, a financial services company, from 2005 until its acquisition by The PNC Financial Services Group, Inc. later that year. From 1998 through 2003, he was Vice Chairman of American Water Works, a utility company. From 1999 through 2002, he was Chairman of Dime Bancorp, Inc., a financial services company. From 1995 through 1997, he was President of First Union Corporation, a financial services company. From 1990 through 1995, he was Chairman and Chief Executive Officer of First Fidelity Bank, and, from 1987 through 1990, he was President of Mellon Bank, each a financial services company. Mr. Terracciano also serves as a director of Avaya, Inc., TradeCard Inc., Knoll, Inc., and Search Space, Inc. and on the Boards of Trustees of Monmouth Medical Center and the University of Medicine and Dentistry of New Jersey.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE

CORPORATE GOVERNANCE

Director Independence

The Corporate Governance Committee of the Board of Directors has determined that each member of the Board of Directors, with the exception of Mr. Espe, is “independent,” as such term is defined in the applicable listing standards of the NYSE. In order to assist in determining director independence, the Corporate Governance Committee has adopted categorical standards of independence and will annually review the relationship that each director has with IKON to ensure independence. In addition, the Corporate Governance Committee will take appropriate steps to identify potential conflicts of interest and will determine on a case-by-case basis, by considering all relevant facts and circumstances, whether a director is involved in a conflict of interest that may adversely affect his or her ability to serve on the Board of Directors or on a committee. In making such determination, the Corporate Governance Committee will consider the issue from both the standpoint of the director and the standpoint of the other persons or companies with which the director has an affiliation that is in question.

The Corporate Governance Committee has defined an “independent director” as one who:

•	Has no material relationship with IKON, either directly or as a partner, shareholder, or officer of a company that has a relationship with the Company. Material relationships may include, but are not limited to, those that are commercial, industrial, banking, consulting, legal, accounting, charitable, and/or familial;

•	Has not been an employee, and does not have an immediate family member who has been an executive officer, of IKON, or any of its subsidiaries, at any time during the last three years;

•	Has not received, and does not have an immediate family member who has received, more than $100,000 in direct compensation from IKON during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s continued service);

•	Is not, and does not have an immediate family member who is, a current partner of IKON’s internal or external auditor;

•	Is not a current employee of IKON’s internal or external auditor, and does not have an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice;

•	Has not been, and does not have an immediate family member who has been, a partner or employee of IKON’s internal or external auditor and personally worked on IKON’s audit at any time during the last three years;

•	Has not been employed, and does not have an immediate family member who has been employed, as an executive officer of another company where any of IKON’s present executives serve or served at the same time on the other company’s compensation committee at any time during the last three years; and

•	Is not an employee, and does not have an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, IKON for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors; Meetings

There are five standing committees of the Board of Directors: the Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended), the Corporate Governance Committee, the Human Resources Committee, the Investment and Strategy Committee, and the Executive Committee, each of which is described below. Between meetings of the Board of Directors, certain of its powers may be exercised by these standing committees, and these committees, as well as the Board of Directors, sometimes act by unanimous written consent. The Board of Directors has also adopted Corporate Governance Principles, which are available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” IKON’s Code of Ethics, which covers all directors, officers, and employees of IKON, is also available on our website, www.IKON.com, by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The contents of the Company’s website are not part of, or incorporated by reference into, this proxy statement. Our Corporate Governance Principles and Code of Ethics, along with the charters for the Audit Committee, the Corporate Governance Committee, and the Human Resources Committee, are also available in print to any shareholder who requests them by contacting Henry Miller, Investor Relations, IKON Office Solutions, Inc., P.O. Box 834, Valley Forge, PA 19482-0834.

The Audit Committee is chaired by Mr. Landgraf. Its other members are Messrs. Jalkut, Luterman, Meddaugh, and Terracciano. Each current member of the Audit Committee is “independent,” as such term is defined in the applicable listing standards of the NYSE. In addition, the Board of Directors has determined that Messrs. Landgraf, Luterman, and Terracciano are “audit committee financial experts” as defined by the Securities and Exchange Commission (“SEC”) rules. The Audit Committee functions include the following: (i) review the independent auditor’s report relating to the audits of our financial statements and internal control over financial reporting and (ii) review and discuss internal financial controls and accounting procedures with both our independent auditor and our internal auditors. A copy of the Audit Committee charter is included as Appendix A to this proxy statement and is also available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Audit Committee met 5 times during the fiscal year ended September 30, 2006. Additional information about the Audit Committee is contained in the Audit Committee Report on page 25 of this proxy statement.

The Corporate Governance Committee is chaired by Mr. Gibson. Its other members are Messrs. Cushing, Jalkut, Johnson, and Landgraf. Each current member of the Corporate Governance Committee is “independent,” as such term is defined in the applicable listing standards of the NYSE. The Corporate Governance Committee functions include the following: (i) to review and evaluate director candidates for the Board of Directors and to make recommendations to the Board of Directors concerning nominees for election as members of the Board of Directors; (ii) to evaluate and recommend an appropriate committee structure of the Board of Directors and to recommend to the Board of Directors those directors to be selected for membership on the various committees of the Board of Directors; (iii) to determine the compensation of independent directors; and (iv) to set and implement policies regarding corporate governance. A copy of the Corporate Governance Committee charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Corporate Governance Committee met 4 times during the fiscal year ended September 30, 2006.

The Human Resources Committee is chaired by Mr. Johnson. Its other members are Messrs. Gibson, Luterman, and McCracken. The Human Resources Committee functions include the following: (i) to assist the Board of Directors in fulfilling its responsibilities to shareholders relating to succession planning for our Chief Executive Officer and our other executive officers; (ii) to evaluate the performance of our Chief Executive Officer; and (iii) to set policies regarding executive compensation and determine the total compensation of each of our executive officers (see the section of this proxy statement entitled “Human Resources Committee Report on Executive Compensation” beginning on page 11). The Human Resources Committee has all of the powers and exercises all of the duties of the Board of Directors in the administration of, and as described in, our equity compensation, stock purchase, long-term incentive compensation, deferred compensation and other similar plans. A copy of the Human Resources Committee charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Human Resources Committee met 7 times during the fiscal year ended September 30, 2006.

The Investment and Strategy Committee is chaired by Mr. Cushing. Its other members are Messrs. Gibson, Johnson, McCracken, Meddaugh, and Terracciano. The Investment and Strategy Committee functions include the following: (i) to review and approve acquisitions and divestitures of businesses and to recommend to the Board of Directors the issuance of stock or debt with respect to those transactions; (ii) to approve certain capital expenditures; and (iii) to review investment-related activity and the business strategy and direction of IKON. The Investment and Strategy Committee met once and took action by unanimous written consent once during the fiscal year ended September 30, 2006.

The Executive Committee is chaired by Mr. Espe. Its other members are Messrs. Gibson and Jalkut. The Executive Committee has been granted with and may exercise the powers of the Board of Directors between regular meetings of the Board of Directors. The Executive Committee did not meet, but took action by unanimous written consent once, during the fiscal year ended September 30, 2006.

Currently, Mr. Espe is the Chairman of the Board of Directors, and Mr. Gibson is the Lead Independent Director. Mr. Gibson presides at any executive sessions of the non-management directors.

During the fiscal year ended September 30, 2006, the Board of Directors met 9 times. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he served. The Company does not maintain a policy requiring directors to attend the annual meeting of shareholders; however, all current directors were in attendance at the 2006 annual meeting of shareholders.

Director Nomination Process

The Corporate Governance Committee engages third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Corporate Governance Committee considers recommendations for director candidates from the Company’s shareholders and directors. Shareholders may submit recommendations for director candidates in accordance with the process outlined below in “Shareholder Nominations.”

The Corporate Governance Committee evaluates each director candidate in light of, among other things, the candidate’s experience and qualifications. Qualifications required of the Company’s directors are contained in our Criteria for Board and Committee Service, which can be found on our website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” Director candidates will only be considered for nomination if they meet the qualifications required of the Company’s directors, which include the following:

•	Directors must possess integrity and strong ethics;

•	Directors shall be experienced in leading major organizations as executive officers;

•	Directors shall not stand for re-election to the Board of Directors once they reach the age of seventy;

•	Directors are expected to possess good judgment and the ability to analyze complex business and public issues; and

•	Directors are not permitted to serve on the Board of Directors of more than four public companies, and Audit Committee members are not permitted to serve on the Audit Committees of more than three public companies, unless approved by the Board of Directors.

Additional special criteria also apply to directors being considered to serve on particular committees of the Board of Directors. For example, members of the Audit Committee must meet additional standards of independence and must be financially literate. In addition, the Board of Directors must consist of a majority of independent directors, as defined by the listing standards of the NYSE and the rules promulgated by the SEC. Once director candidates are identified, either through third party search firms or recommendations from the Company’s shareholders or directors, the Corporate Governance Committee recommends to the Board of Directors the director nominees, as appropriate, based upon its evaluation of each director candidate. The Board of Directors then approves formal nominations for membership on the Board of Directors for inclusion in the slate of director nominees at the annual meeting of shareholders or to fill open positions on the Board of Directors between annual meetings of shareholders.

Shareholder Nominations

Shareholder suggestions for director nominees should be submitted to the IKON Board of Directors, c/o Secretary, P.O. Box 834, Valley Forge, PA 19482-0834, with the recommended candidate’s biographical data and written consent to the nomination and to serving as a director, if elected, no later than the date by which shareholder proposals to be considered by the Board of Directors for inclusion in the proxy materials must be submitted. We describe the procedures for submitting shareholder proposals and communicating with directors on page 26 of this proxy statement.

Security Ownership

The table below shows how much of our common stock was beneficially owned as of December 1, 2006 (unless a different date is indicated) by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table on page 15 of this proxy statement, (iii) each person known by IKON to beneficially own more than 5% of our common stock, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares shown as beneficially owned.

	Amount and
	Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership		Ownership

Philip E. Cushing	129,737	(1)	*
Brian D. Edwards	76,436	(2)	*
Matthew J. Espe	1,271,691	(3)	*
Thomas R. Gibson	200,697	(4)	*
Jeffrey W. Hickling	23,334	(5)	*
Richard A. Jalkut	253,265	(6)	*
Arthur E. Johnson	183,024	(7)	*
Michael E. Kohlsdorf	146	(8)	*
Kurt M. Landgraf	188,447	(9)	*
Gerald Luterman	42,098	(10)	*
William E. McCracken	43,112	(11)	*
William L. Meddaugh	37,778	(12)	*
David Mills	184,537	(13)	*
Hellene S. Runtagh	—		—
Anthony P. Terracciano	88,190	(14)	*
Robert F. Woods	95,249	(15)	*
All current directors and executive officers as a group	3,128,332	(16)	2.4%
State Street Bank and Trust Company
225 Franklin Street Boston, MA 02110	17,860,152	(17)	14.1%
Hotchkis and Wiley Capital Management, LLC
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	15,460,600	(18)	12.2%
Steel Partners II, L.P.
590 Madison Avenue, 32nd Floor New York, NY 10022	13,956,300	(19)	11.0%

	Amount and
	Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership		Ownership

Brandes Investment Partners, L.P.
11988 El Camino Real, Suite 500 San Diego, CA 92130	8,529,770	(20)	6.7%
Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	6,683,171	(21)	5.3%

*	Less than 1% of IKON’s total outstanding common stock

(1)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 98,255 shares of common stock. Also includes 18,334 deferred stock units granted under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”) and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2003 Directors’ Plan”), which have since been merged into the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”).

(2)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 76,333 shares of common stock.

(3)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 1,146,082 shares of common stock. Also includes 1,605 shares held in the Retirement Savings Plan, as to which Mr. Espe shares voting power with the Retirement Savings Plan trustee.

(4)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 127,594 shares of common stock. Also includes 51,829 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(5)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 23,334 shares of common stock.

(6)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 189,573 shares of common stock. Also includes 45,817 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(7)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 127,901 shares of common stock. Also includes 50,196 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(8)	Consists of shares held in the Retirement Savings Plan, as to which Mr. Kohlsdorf shares voting power with the Retirement Savings Plan trustee. Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006. Pursuant to the terms of his employment contract, Mr. Kohlsdorf forfeited all stock options not exercisable on his termination date and all unvested restricted stock that was outstanding as of his termination date, and, pursuant to the terms of the Retirement Savings Plan, Mr. Kohlsdorf forfeited certain shares of IKON common stock purchased with matching company contributions under the Retirement Savings Plan.

(9)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 130,692 shares of common stock. Also includes 52,060 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(10)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 19,033 shares of common stock. Also includes 23,065 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(11)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 22,464 shares of common stock. Also includes 20,648 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(12)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 19,033 shares of common stock. Also includes 17,945 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(13)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 160,500 shares of common stock.

(14)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 26,664 shares of common stock. Also includes 36,526 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan.

(15)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 75,868 shares of common stock.

(16)	Includes options (exercisable as of December 1, 2006 or within 60 days thereof) to purchase 2,511,035 shares of common stock and 850 shares of restricted stock (vesting within 60 days of December 1, 2006). Also includes 316,420 deferred stock units granted under the 2000 Directors’ Plan and the 2003 Directors’ Plan. Includes 10,321 shares held in the Retirement Savings Plan, as to which certain directors and executive officers share voting power with the Retirement Savings Plan trustee.

(17)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2006 by State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities, including trustee of the Retirement Savings Plan. The filing indicates that, as of December 31, 2005, State Street had sole voting power for 1,891,660 shares, shared voting power for 15,968,492 shares, sole dispositive power for no shares and shared dispositive power for 17,860,152 shares.

(18)	Based solely on a Schedule 13G filed with the SEC on April 10, 2006 by Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”). The filing indicates that, as of March 31, 2006, Hotchkis and Wiley had sole voting power for 13,939,800 shares, shared voting power for no shares, sole dispositive power for 15,460,600 shares and shared dispositive power for no shares.

(19)	Based solely on a Schedule 13D/A jointly filed with the SEC on June 20, 2005 by Steel Partners II, L.P., its general partner, Steel Partners, L.L.C., and Steel Partners, L.L.C.’s sole managing member, Warren G. Lichtenstein (collectively, “Steel Partners”). The filing indicates that, as of June 17, 2005, Steel Partners had sole voting power for 13,956,300 shares, shared voting power for no shares, sole dispositive power for 13,956,300 shares and shared dispositive power for no shares.

(20)	Based solely on a Schedule 13G jointly filed with the SEC on February 14, 2006 by Brandes Investment Partners, L.P. and its control persons Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson, and Jeffrey A. Busby (collectively, “Brandes Partners”). The filing indicates that, as of December 31, 2005, Brandes Partners had sole voting power for no shares, shared voting power for 7,207,121 shares, sole dispositive power for no shares and shared dispositive power for 8,529,770 shares.

(21)	Based solely on a Schedule 13G filed with the SEC on February 6, 2006 by Dimensional Fund Advisors Inc. (“Dimensional”). The filing indicates that, as of December 31, 2005, Dimensional had sole voting power for 6,683,171 shares, shared voting power for no shares, sole dispositive power for 6,683,171 shares and shared dispositive power for no shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of IKON. Executive officers, directors, and greater-than-ten-percent shareholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2006, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater-than-ten-percent beneficial owners were complied with during fiscal 2006.

PERFORMANCE OF IKON COMMON STOCK

The following graph compares the cumulative total shareholder return of IKON common stock with the cumulative total return of: (i) the Russell 2000 Index and (ii) an industry peer group (identified in the graph below as “Peer Group”) consisting of the following companies: Danka Business Systems PLC, Global Imaging Systems, Inc., Hewlett-Packard Company, Lexmark International Inc., Pitney Bowes Inc., and Xerox Corporation. Cumulative total shareholder return is measured by assuming an investment of $100 made at close of business on September 28, 2001 (with dividends reinvested).

IKON vs. Peer Group vs. Russell 2000 Index

EXECUTIVE COMPENSATION

Human Resources Committee Report on Executive Compensation

IKON’s executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of IKON. The Human Resources Committee is composed of the directors listed at the end of this report, none of whom is an employee of IKON and each of whom qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

A key objective of the Human Resources Committee is to consider, establish, and administer programs that attract and retain key executives, and to align their compensation with IKON’s performance, business strategies, and growth in shareholder value. To this end, the Human Resources Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy that includes the following elements:

•	A “pay-for-performance” orientation under which compensation reflects corporate and individual performance;

•	An emphasis on stock incentives to closely align the interests of executives with the long-term interests of shareholders;

•	An emphasis on total compensation under which base salaries are generally set at or near competitive levels, determined by assessing compensation against companies in IKON’s industry and against similar organizations, but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate and/or individual performance is superior;

•	An appropriate balance of short-term and long-term compensation that facilitates retention of talented executives, rewards long-term strategic planning, and encourages IKON stock ownership; and

•	Recognition that selective use of executive employment, noncompete, and change-in-control agreements will enable IKON to attract and retain talented key executives, and will enable management to place its exclusive focus on strategic planning and financial and operational issues affecting the business.

As a matter of policy, the Human Resources Committee has structured IKON’s executive compensation plans so that cash and option awards under those plans generally will be excluded from compensation to which the $1,000,000 deduction limit of Section 162(m) of the Code applies, subject to consideration of other corporate objectives.

The primary components of IKON’s executive compensation program are (a) base salaries; (b) annual cash incentive bonus opportunities; (c) long-term incentive opportunities; and (d) executive employment, noncompete, and change-in-control agreements.

Base Salaries

Base salaries for executive officers are established at the beginning of the term of each executive’s employment contract based on a comparison to competitive market levels for the executive’s job function. During the term of the contract, the executive’s base salary is subject to adjustment on the basis of individual and corporate performance, as well as competitive, inflationary, and internal equity considerations. Prior to expiration of the contract term, the Human Resources Committee evaluates the executive’s contribution to IKON, makes a determination as to whether to continue the executive in his or her current position, and reviews the executive’s current base salary (in light of current market levels and the executive’s performance) to determine whether such base salary should be adjusted.

In determining the compensation of IKON’s executives, the Human Resources Committee has considered the relevant market not to be limited to the companies included in the industry peer group reflected in the stock performance graph on page 11 of this proxy statement. Because of IKON’s distribution focus, the companies considered to be comparable to IKON for compensation purposes have historically included a broad cross-section of companies that are representative of distribution companies generally.

In setting the annualized base salary for fiscal 2006 of $870,000 for Mr. Espe, Chairman and Chief Executive Officer, the Human Resources Committee evaluated the factors described above, which are generally used for setting compensation.

Annual Incentive Bonus

Annual incentive bonus payments to executive officers are awarded pursuant to the IKON Office Solutions, Inc. Annual Bonus Plan, and are based on individual and corporate performance compared to the targets established for the year. The annual incentive bonus opportunity for executive officers is established in an amount equal to a percentage of eligible base salary earnings. For fiscal 2006, the Human Resources Committee determined that corporate annual incentive bonus targets for executive officers, including the individuals named in the Summary Compensation Table on page 15 of this proxy statement, would be based on achievement of revenue, operating income, and free cash flow targets for IKON. If either corporate or individual performance exceeds any of the established performance targets during a fiscal year, executive officers’ bonuses may exceed the annual incentive bonus targets.

For fiscal 2006, Mr. Espe received an annual incentive bonus of $813,450, which represents 110% of his fiscal 2006 bonus opportunity, based on IKON’s achievement of 99.95% of IKON’s established revenue target, 93.81% of IKON’s established operating income target, and 205.13% of IKON’s established free cash flow target. For the other executive officers named in the Summary Compensation Table on page 15 of this proxy statement, annual incentive bonus awards for fiscal 2006 were based on IKON’s performance described above, as well as business unit and individual objective performance criteria.

Long-Term Incentive Compensation

LTIP Awards and Payouts

Long-term incentive performance awards were granted in fiscal 2006 pursuant to the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan (the “2003 Employee Plan”). The awards vest only if certain performance and other criteria are met. The executive officer’s entitlement to a payout for an award under the LTIP is based on the achievement of objective financial and operating performance goals over successive three-year periods (with a new three-year period beginning every fiscal year), and payouts for awards, if vested, are distributed at the end of each of those three-year periods. The awards granted on December 7, 2005, for the plan period from October 1, 2005 through September 30, 2008, for Mr. Espe as well as the other executive officers named in the Summary Compensation Table are disclosed in the Long-Term Incentive Plans—Awards in Last Fiscal Year table on page 17 of this proxy statement. Messrs. Espe, Woods, Edwards and Mills received payouts for awards granted for the plan period from October 1, 2003 through September 30, 2006. The amounts of those payouts are set forth in the Summary Compensation Table.

Restricted Stock Awards

Restricted stock awards were granted in fiscal 2006 pursuant to the 2003 Employee Plan. Such awards are designed to reward performance that contributes to IKON’s success, and to attract, motivate, and retain qualified senior executives and employees. The shares of IKON common stock underlying the restricted stock awards to executives generally are issued and distributed when they vest in equal annual installments over a specified period of years, as long as the executive remains a full-time active employee of IKON on the applicable distribution date. On October 25, 2005, Messrs. Edwards, Mills, Hickling and Kohlsdorf received restricted stock awards, and all of the executive officers named in the Summary Compensation Table received restricted stock awards on December 7, 2005. Mr. Hickling received an additional restricted stock award on January 23, 2006. The amounts of those restricted stock awards are set forth in the Summary Compensation Table.

Stock Options

Stock options are granted as a reward for past performance and as motivation for future performance that maximizes shareholder value. Stock options are generally granted for 10-year terms and vest over a specified period of years. Stock options generally have an exercise price equal to the fair market value of IKON common stock on the date of grant. On December 7, 2005, Mr. Espe, as well as all of the other executive officers named in the Summary Compensation Table on page 15 of this proxy statement, received an option grant as an incentive for future performance. The amounts of those option grants are set forth in the Options Granted in Last Fiscal Year table on page 16 of this proxy statement.

Employment Contracts

The Human Resources Committee believes that the selective use of employment, noncompete, and change-in-control contracts provides leadership continuity, which benefits IKON’s shareholders and employees and safeguards IKON against the risks associated with former key executives entering into certain competitive business or employment relationships. In addition, these contracts allow senior management to focus exclusively on strategic planning and financial and operational issues affecting the business, and create an incentive for executives to perform in a manner that will contribute to shareholder value and future growth. Accordingly, noncompete agreements are in place with Messrs. Espe, Woods, Edwards, Mills, Hickling and certain other senior executives. In addition, change-in-control arrangements are in place with certain senior executives, including all of the current executives named in the Summary Compensation Table on page 15 of this proxy statement. For further information on executive employment, noncompete, and change-in-control contracts, see the section entitled “Change-in-Control Arrangements, Executive Employment Contracts, and Severance Arrangements” beginning on page 19 of this proxy statement.

Summary of Compensation Philosophy

The Human Resources Committee is firmly committed to the ongoing review and evaluation of IKON’s executive compensation practices. The Human Resources Committee believes that its ongoing review will ensure that IKON’s pay practices are consistent with the practices of comparable companies and will ensure that such practices create significant performance incentives for executives while maximizing shareholder value.

The Human Resources Committee of the Board of Directors:
Thomas R. Gibson
Arthur E. Johnson (Chair)
Gerald Luterman
William E. McCracken

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee was, during the fiscal year ended September 30, 2006, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure herein. During the fiscal year ended September 30, 2006, none of the Company’s executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on the Human Resources Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Human Resources Committee of the Company; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Summary of Executive Compensation

The following table shows the compensation for the last three completed fiscal years of Matthew J. Espe, our Chairman and Chief Executive Officer, each of our four other most highly compensated executive officers, and Michael E. Kohlsdorf, our former Senior Vice President, Enterprise Services and Information Technology (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
				Awards		Payouts
				Securities	Restricted		All Other
	Fiscal			Underlying	Stock	LTIP	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Awards ($)(1)	Payouts ($)	($)(2)
Matthew J. Espe	2006	870,000	813,450	257,143	649,800	1,960,200	9,000
Chairman and	2005	825,000	490,875	258,400	768,201	—	80,444
Chief Executive Officer	2004	750,000	419,231	447,100	—	—	222,304
Robert F. Woods(3)	2006	525,000	433,125	80,000	194,940	900,000	11,135
Senior Vice President	2005	500,000	375,000	73,801	219,360	500,000	100,577
and Chief Financial Officer	2004	—	—	—	1,000,004	—	—
Brian D. Edwards(4)	2006	432,500	285,450	65,000	662,451	125,100	67,978
Senior Vice President,	2005	400,000	168,000	50,800	150,563	—	195,274
North American Sales and Services	2004	358,386	126,172	64,000	—	—	35,819
David Mills(5)	2006	408,500	269,610	30,000	275,810	162,000	93,723
Vice President, IKON	2005	386,413	220,253	25,000	54,950	—	39,968
Europe	2004	375,157	176,149	37,000	—	—	39,697
Jeffrey W. Hickling(6)	2006	335,000	301,100	30,000	581,232	—	22,129
Senior Vice President,	2005	168,750	170,875	40,000	151,350	—	2,071
Operations	2004	—	—	—	—	—	—
Michael E. Kohlsdorf(7)	2006	395,000	260,700	65,000	662,451	—	9,000
Former Senior Vice	2005	375,000	147,042	67,800	275,534	—	6,325
President,	2004	223,269	108,212	75,000	—	—	148,093
Enterprise Services and
Information Technology

(1)	As of September 30, 2006, the total number and value, respectively, of restricted shares held by the Named Executive Officers were: Mr. Espe: 294,900 ($3,963,456); Mr. Woods: 148,887 ($2,001,041); Mr. Edwards: 79,410 ($1,067,270); Mr. Mills: 32,284 ($433,897); Mr. Hickling: 69,557 ($934,846); and Mr. Kohlsdorf: 0. Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006. Pursuant to the terms of his employment contract, Mr. Kohlsdorf forfeited all unvested restricted stock that was outstanding as of his termination date. Other than the restricted shares granted in fiscal 2006, which include the right to receive dividend equivalents, there are no voting or other rights associated with any of the restricted shares of IKON common stock outstanding as of September 30, 2006.

(2)	Includes matching company contributions under the Retirement Savings Plan. For fiscal 2006, matching company contributions were as follows: Mr. Espe: $9,000; Mr. Woods: $11,135; Mr. Edwards: $20,500; and Mr. Kohlsdorf: $7,110. For Mr. Edwards, the remaining amount for fiscal 2006 represents relocation compensation (including a gross-up for taxes) totaling $47,478. For Mr. Mills, the amount for fiscal 2006 represents a company contribution of £28,247 (approximately U.S. $53,669) under the defined contribution portion of the IKON Pension Fund (the “Pension Fund”), a car allowance of £17,620 (approximately U.S. $33,478) and payments of private health insurance premiums of £3,461 (approximately U.S. $6,576). For Mr. Hickling, the amount for fiscal 2006 represents relocation compensation (including a gross-up for taxes). Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006. Pursuant to the terms of the Retirement Savings Plan, Mr. Kohlsdorf forfeited certain shares of IKON common stock purchased with matching company contributions under the Retirement Savings Plan. The Summary Compensation Table does not include any amounts of perquisites or other personal benefits not required to be reported by the rules and regulations of the SEC.

(3)	Mr. Woods assumed the position of Chief Financial Officer on September 30, 2004. The amount listed for Mr. Woods’s bonus in fiscal 2005 includes $375,000 as a guaranteed annual incentive bonus pursuant to the terms of his employment contract as further described on page 21 herein. The amount listed for Mr. Woods’s long-term incentive performance payout in fiscal 2005 represents a guaranteed payout for long-term incentive performance pursuant to the terms of his employment contract as further described on page 21 herein.

(4)	Mr. Edwards was promoted to the position of Senior Vice President, North American Sales, on August 9, 2004 and received the additional responsibility for IKON’s services and marketing teams in 2006.

(5)	Mr. Mills is a resident of the United Kingdom. Where necessary, amounts in the Summary Compensation Table for Mr. Mills have been converted from British pounds sterling at an exchange rate of U.S. $1.90 per British pound sterling. The amount listed for Mr. Mills’s bonus in fiscal 2005 includes £30,506 (approximately U.S. $57,961) as an additional bonus for the sale of IKON’s foreign subsidiaries IKON Office Solutions, S.A.S. and Kafevend Group PLC.

(6)	Mr. Hickling assumed the position of Senior Vice President, Operations, on March 10, 2005. The amount listed for Mr. Hickling’s bonus in fiscal 2006 includes $80,000 as an additional bonus for the Company’s performance in fiscal 2006. The amount listed for Mr. Hickling’s bonus in fiscal 2005 includes $100,000 as a signing bonus pursuant to the terms of his employment contract as further described on page 21 herein.

(7)	Mr. Kohlsdorf joined the Company on December 12, 2003. He was promoted to the position of Senior Vice President, Enterprise Services, on May 10, 2004 and received the additional responsibility for IKON’s information technology team in 2005. Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006. Pursuant to the terms of his employment contract, Mr. Kohlsdorf forfeited all stock options not exercisable on his termination date and all unvested restricted stock that was outstanding as of his termination date. Pursuant to the terms of the Retirement Savings Plan, Mr. Kohlsdorf also forfeited certain shares of IKON common stock purchased with matching company contributions under the Retirement Savings Plan.

Option Grants

The following table shows stock options granted during the fiscal year ended September 30, 2006 to the Named Executive Officers.

Options Granted in Last Fiscal Year

	Number of		% of
	Securities		Total Options			Grant Date
	Underlying		Granted to	Exercise		Present
	Options		Employees in	Price	Expiration	Value
Name	Granted		Fiscal Year	($/Sh)(2)	Date	($/Sh)(3)
Matthew J. Espe	257,143	(1)	21.61%	10.83	12/07/2015	5.03
Robert F. Woods	80,000	(1)	6.72%	10.83	12/07/2015	5.03
Brian D. Edwards	65,000	(1)	5.46%	10.83	12/07/2015	5.03
David Mills	30,000	(1)	2.52%	10.83	12/07/2015	5.03
Jeffrey W. Hickling	30,000	(1)	2.52%	10.83	12/07/2015	5.03
Michael E. Kohlsdorf	65,000	(1)	5.46%	10.83	12/07/2015	5.03

(1)	The nonqualified stock options to the Named Executive Officers were granted effective as of December 7, 2005. The options become exercisable in equal one-third increments beginning on the first anniversary of such date.

(2)	The exercise price equals the fair market value of IKON common stock on December 7, 2005.

(3)	The values for the December 7, 2005 option grants were calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) exercise of the options in five years from the original grant date, (b) 4.43% expected risk-free rate of return, (c) 55.06% expected volatility, and (d) 1.48% expected dividend yield.

Option Exercises

The following table shows option exercises by the Named Executive Officers during fiscal 2006 and fiscal year-end values of options held by each of the Named Executive Officers at September 30, 2006.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Number of
			Securities	Value of
			Underlying	Unexercised
	Shares	Value	Unexercised Options	In-the-Money Options
	Acquired on	Realized	at Fiscal Year-End (#)	at Fiscal Year-End ($)
Name	Exercise (#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Matthew J. Espe	—	—	852,201/728,442	3,315,196/2,146,632
Robert F. Woods	—	—	24,601/129,200	60,272/329,340
Brian D. Edwards	116,268	393,824	28,808/120,198	18,784/297,019
David Mills	—	—	142,673/58,999	258,866/151,814
Jeffrey W. Hickling	—	—	13,334/56,666	44,669/167,631
Michael E. Kohlsdorf(2)	72,601	165,535	—	—

(1)	Value of unexercised options equals the difference between the fair market value of IKON common stock (based on the stock’s closing price on the NYSE on September 30, 2006) and the exercise prices of the options.

(2)	Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006. Pursuant to the terms of his employment contract, Mr. Kohlsdorf forfeited all stock options not exercisable on his termination date.

Long-Term Incentive Plan Awards

The following table shows information about long-term incentive performance awards granted in fiscal 2006 to the Named Executive Officers.

Long-Term Incentive Plans—Awards in Last Fiscal Year(1)

		Performance or	Estimated Future Payouts
	Number of	Other Period Until	Under Non-Stock Price-Based Plans ($)
Name	Units (#)(2)	Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

Matthew J. Espe	900,000	10/01/2005 - 09/30/2008	—	900,000	1,044,000
Robert F. Woods	270,000	10/01/2005 - 09/30/2008	—	270,000	313,200
Brian D. Edwards	225,000	10/01/2005 - 09/30/2008	—	225,000	261,000
David Mills	108,000	10/01/2005 - 09/30/2008	—	108,000	125,280
Jeffrey W. Hickling	108,000	10/01/2005 - 09/30/2008	—	108,000	125,280
Michael E. Kohlsdorf	225,000	10/01/2005 - 09/30/2008	—	225,000	261,000

(1)	Awards reported in this table were made under the 2003 Employee Plan and vest only if certain performance and other criteria are met. The Named Executive Officer’s entitlement to a payout pursuant to a long-term incentive performance award is based on the achievement of objective financial and operating performance goals over a three-year period, and the payout, if earned, is distributed at the end of such three-year period.

(2)	Long-term incentive performance awards made under the 2003 Employee Plan are denominated in “Incentive Units.” Prior to the conclusion of the applicable plan period and any payout being earned, the Incentive Units have no monetary value. Once the plan period has concluded and provided that a payout has been earned, each Incentive Unit is assigned a value equivalent to one U.S. dollar.

Pension Plan and Supplemental Retirement Plans

IKON employees who are United States residents and who meet certain age and service requirements are participants in a pension plan (the “Pension Plan”), which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service as of September 30, 2005, multiplied by 1% of average annual compensation earned during the five full consecutive years within the employee’s last ten years of participation in the Pension Plan through September 30, 2005 that yield the highest average. All Pension Plan costs are paid by IKON, and the Pension Plan and benefits payable under it are funded on an actuarial basis. All United States employees hired on or after July 1, 2004 are excluded from coverage under the Pension Plan. The Pension Plan has been amended to cease the accrual of all future benefits under the plan as of September 30, 2005.

IKON also sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). Coverage under the SERP is limited to participants in the Pension Plan who are not commissioned sales employees and whose benefits under the Pension Plan are limited because of (a) restrictions imposed by the Code on the amount of benefits that may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the Pension Plan because of an employee’s participation in certain deferred compensation plans sponsored by IKON or one of its participating subsidiaries. The SERP provides for a supplement to the annual pension paid under the Pension Plan to participants who attain early or normal retirement under the Pension Plan or who suffer a total and permanent disability while employed by IKON or one of its participating subsidiaries and to the pre-retirement death benefits payable under the Pension Plan on behalf of such participants who die with a vested interest in the Pension Plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the Pension Plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant’s compensation for purposes of the Pension Plan because of his or her participation in certain deferred compensation plans of IKON or one of its participating subsidiaries. The maximum amount of annual compensation upon which benefits earned under the SERP may be based is $500,000. As a result of the amendment to cease all future benefit accruals under the Pension Plan as of September 30, 2005, no benefits will accrue under the SERP after September 30, 2005.

The following table shows estimated annual retirement benefits that would be payable to participants under IKON’s Pension Plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service as of September 30, 2005, the date as of which all future benefits cease to accrue under the Pension Plan and the SERP, and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any reduction for Social Security benefits.

Estimated Annual Retirement Benefits for U.S. Employees

	Years of Credited Service
Final Average Compensation	5	10	20	30	35

$200,000	$10,000	$20,000	$40,000	$60,000	$70,000
$250,000	12,500	25,000	50,000	75,000	87,500
$300,000	15,000	30,000	60,000	90,000	105,000
$400,000	20,000	40,000	80,000	120,000	140,000
$500,000 or above	25,000	50,000	100,000	150,000	175,000

Covered compensation under the Pension Plan and the SERP of the Named Executive Officers who are residents of the United States includes salary and annual incentive bonus as set forth in the Summary Compensation Table. The years of credited service as of September 30, 2006 for these Named Executive Officers are: Mr. Espe: 3.2 years under the Pension Plan and 6.4 years under the SERP; Mr. Woods: 0 years; Mr. Edwards: 20.0 years; Mr. Hickling: 0 years; and Mr. Kohlsdorf: 0.5 years.

IKON employees who are United Kingdom residents and who meet certain age and service requirements and who were hired prior to April 1, 1999 are participants in the defined benefit portion of the Pension Fund, which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service divided by 60 and multiplied by average annual pensionable salary earned during the three full consecutive years within the employee’s last 10 years of participation in the Pension Fund that yields the highest average. All Pension Fund costs are paid by IKON, and the Pension Fund and benefits payable under it are funded on an actuarial basis. All United Kingdom employees hired after March 31, 1999 are excluded from coverage under the defined benefit portion of the Pension Fund. The Pension Fund has been amended to cease the accrual of all future benefits under the fund as of December 31, 2005.

The following table shows estimated annual retirement benefits that would be payable to participants under the Pension Fund upon normal retirement at age 65 under various assumptions as to final average compensation and years of credited service as of December 31, 2005, the date as of which all future benefits cease to accrue under the Pension Fund, and on the assumption that benefits will be paid in the form of a single life annuity.

Estimated Annual Retirement Benefits for U.K. Employees

	Years of Credited Service
Final Average Pensionable Salary	5	10	20	30	35

$200,000	$16,667	$33,333	$66,667	$100,000	$116,667
$250,000	20,833	41,667	83,333	125,000	145,833
$300,000	25,000	50,000	100,000	150,000	175,000
$400,000	33,333	66,667	133,333	200,000	233,333
$500,000 or above	41,667	83,333	166,667	250,000	291,667

Pensionable salary under the Pension Fund of Mr. Mills, who is a resident of the United Kingdom, includes salary as set forth in the Summary Compensation Table less LEL (Lower Earnings Limit) or 20% of salary, whichever is less. The years of credited service as of September 30, 2006 for Mr. Mills are 16.7 years.

Change-in-Control Arrangements, Executive Employment Contracts, and Severance Arrangements

Change-in-Control Arrangements — Employee Benefit Plans and Executive Arrangements

IKON’s equity compensation plans, deferred compensation plans, and SERP provide for accelerated vesting (and, for certain plans to the extent permitted by law, accelerated payout of benefits) for all participants upon a change in control. In addition, accelerated vesting is provided to participants in the Retirement Savings Plan and Pension Plan upon a change in control followed by the participant’s involuntary employment termination within two years following the change in control.

IKON has authorized change-in-control arrangements with senior executive officers and other key executives. For Messrs. Woods, Edwards, and Hickling, their employment contracts provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment (or termination of employment by the executive for good reason) within two years after such change in control, the executive will receive the following: (i) full vesting in IKON restricted stock, stock options, and retirement and deferred compensation plans (if participating in such plans) and the continued right to exercise each outstanding stock option for the lesser of three months or the remainder of its stated term; (ii) the executive’s annual incentive bonus opportunity for the year in which termination occurs, prorated to the date of termination; (iii) a severance benefit equal to two times salary and two times annual incentive bonus opportunity; (iv) continued group hospitalization, health, dental, life, and disability insurance and participation in other employee benefit plans for two years; (v) an amount equal to the value of two years of company contributions under the Retirement Savings Plan (if participating); and (vi) reimbursement for excise taxes (if any) payable as a result of benefits received upon a change in control. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than the executive’s change-in-control arrangement, the earlier date will prevail. The employment contracts further provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment

(or termination by the executive for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.

The employment contract for Mr. Mills provides that, in the event of a change in control followed by Mr. Mills’s involuntary termination of employment (or termination of employment by Mr. Mills for good reason) within two years after such change in control, Mr. Mills will receive the following: (i) full vesting in IKON stock options and all conditional incentive awards, the continued right to exercise each outstanding stock option for the remainder of its stated term, and a cash payment equal to the total of any such conditional incentive compensation (computed as if all performance goals have been or will be achieved to the maximum extent); (ii) his annual contractual bonus opportunity for the year in which termination occurs, prorated to the date of termination; (iii) a severance benefit equal to two times salary and two times annual contractual bonus opportunity; (iv) continued provision of private health insurance and life insurance for two years; and (v) reimbursement for reasonable legal fees and other expenses incurred by Mr. Mills relating to his rights and obligations under his employment contract. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than Mr. Mills’s change-in-control arrangement, the earlier date will prevail. Mr. Mills’s employment contract further provides that, in the event of a change in control followed by Mr. Mills’s involuntary termination of employment (or termination by Mr. Mills for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.

The employment contract for Mr. Espe contains change-in-control provisions that are identical to the provisions in the executive change-in-control arrangements described above with respect to Messrs. Woods, Edwards, and Hickling, except that, upon involuntary employment termination (or termination by the executive for good reason) within two years following a change in control, Mr. Espe will receive a severance benefit equal to three times salary, three times maximum annual incentive bonus opportunity, and a pro rata annual incentive bonus for the year of termination. Mr. Espe will also receive continued group hospitalization, health, dental, life, and disability insurance and participation in other employee benefit plans for three years, and will receive an amount equal to three years of company contributions under the Retirement Savings Plan. Mr. Espe will also be entitled to the continued right to exercise each outstanding stock option for the lesser of two years or the remainder of its stated term and be entitled to receive an accelerated long-term incentive plan payout for all outstanding plan periods. Mr. Espe’s change-in-control agreement further provides that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by Mr. Espe’s involuntary termination of employment (or termination by Mr. Espe for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to Mr. Espe shall be void.

Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006.

Executive Employment Contracts and Severance Arrangements

The following describes the executive employment contracts and severance arrangements that are in place for the Named Executive Officers.

Matthew J. Espe

Mr. Espe executed a four-year employment contract with IKON effective October 1, 2005, subject to annual renewal provisions after expiration of the initial term unless either Mr. Espe or IKON provides notice of an intention not to renew. Mr. Espe is eligible to earn an annual incentive bonus with a target bonus opportunity of at least 85% of annual base salary and a maximum bonus opportunity of at least 150% of his annual base salary (subject to achievement of applicable performance goals). In connection with the signing of the contract, Mr. Espe was entitled to (i) receive reimbursement of up to $10,000, plus gross-up, for expenses incurred in connection with the negotiation of the contract and (ii) participate in applicable long-term incentive plans currently made available by IKON to senior executives for performance periods following October 1, 2005.

If Mr. Espe voluntarily terminates employment during the term of the contract (in circumstances that do not constitute a constructive termination without cause), or is terminated for cause, no severance benefit is provided and Mr. Espe shall forfeit all stock options not exercisable on the termination date and all unvested restricted stock that is outstanding as of the termination date. Absent a change in control (or, in certain circumstances, a potential change in control), if Mr. Espe’s employment is terminated without cause (or due to constructive termination without cause) under his employment agreement, Mr. Espe will receive: (i) base salary continuation through the 30-month anniversary of his termination date, (ii) a pro rata annual incentive bonus for the year of termination, (iii) an annual incentive bonus opportunity for the 30-month period after termination, (iv) the right to exercise any outstanding stock option for a one-year period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date, (v) the vesting of all restricted stock (other than 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday, which were awarded to Mr. Espe in connection with the signing of his previous employment contract with IKON), (vi) an accelerated long-term incentive performance payout at target for all outstanding plan periods, (vii) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans), and (viii) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans through the second anniversary of his termination date. If Mr. Espe’s employment is terminated for death or disability, under his employment agreement Mr. Espe (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) pro rata long-term incentive performance payments if earned; (vi) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vii) (if for disability) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans for a two-year period following termination. Mr. Espe is also eligible to take advantage of certain provisions that are currently available on a general basis under IKON’s stock option plans, provided such provisions remain in effect as of the date of Mr. Espe’s termination, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to certain additional restrictions). Mr. Espe is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or potential change in control.

Finally, Mr. Espe’s employment contract contains certain additional provisions regarding payment of benefits upon employment termination following a change in control (or, in certain circumstances, a potential change in control), which are further described in the section above entitled “Change-in-Control Arrangements—Employee Benefit Plans and Executive Arrangements,” beginning on page 19 of this proxy statement.

Robert F. Woods, Brian D. Edwards, David Mills, and Jeffrey W. Hickling

Each of Messrs. Woods, Edwards, and Hickling has executed a two-year employment contract, subject to annual automatic renewal provisions after expiration of the initial term unless either the senior executive or IKON provides notice of an intention not to renew. Each contract provides for a minimum annual base salary and a minimum target annual incentive bonus opportunity. If any such executive officer’s employment is involuntarily terminated by IKON without cause under his employment agreement, then he will receive: (i) base salary continuation through the second anniversary of his termination date; (ii) a pro rata annual incentive bonus for the year of termination; (iii) annual incentive bonus opportunity for a two-year period after termination; (iv) continued vesting/exercisability period on outstanding stock options for a one-year period after termination; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage and other employee benefit plans through the second anniversary of the termination date. If any such senior executive officer’s employment is terminated due to death or disability, under his employment agreement he (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) (if for disability) continued participation in medical, dental, vision, hospitalization, disability, and life insurance coverage for a two-year period following termination. Each of the senior executive officers identified above is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only) and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this proxy statement, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause, or a change in control), and each such executive officer is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or a potential change in control.

Mr. Mills has executed an employment contract, the term of which shall continue unless and until either Mr. Mills or IKON provides the other party with notice of termination, but in no event shall the contract extend past Mr. Mills’s 65th birthday. The contract provides for a minimum annual base salary and a minimum target annual contractual bonus opportunity. If Mr. Mills’s employment is terminated by Mr. Mills or by IKON without cause pursuant to the contract’s notice provision, then he will receive: (i) base salary continuation through the first anniversary of his termination date; (ii) a pro rata annual contractual bonus for the year of termination; and (iii) continued use of a car and participation in private health insurance, life insurance, and the Pension Fund for a one-year period after termination. If Mr. Mills’s employment is terminated by Mr. Mills or IKON pursuant to such notice provision and, at the request of IKON, Mr. Mills provides his services for a period of up to one month after his termination date, then Mr. Mills will receive a further payment consisting of: (i) base salary continuation through such further period after his termination date; (ii) a pro rata annual contractual bonus for such further period after his termination date; and (iii) continued use of a car and participation in private health insurance, life insurance, and the Pension Fund for such further period after his termination date. If Mr. Mills’s employment is terminated due to death, under his employment contract his estate will receive an amount equal to: (i) a base salary installment for the month in which his death occurred and (ii) a pro rata annual contractual bonus for the period served prior to his death. Mr. Mills is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only) and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this proxy statement, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause, or a change in control), and Mr. Mills is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control.

Mr. Woods’s employment contract was effective September 30, 2004 and provides for a target annual incentive bonus opportunity of at least $375,000. As reflected in Mr. Woods’s employment contract, he received a one-time special grant of 83,195 shares of restricted stock payable over a period of five years in three equal annual installments commencing September 30, 2006, as long as Mr. Woods remains continuously employed with IKON through each distribution date. In addition, upon involuntary termination of employment by IKON without cause, all shares of Mr. Woods’s restricted stock described above shall immediately vest. Mr. Edwards’s employment contract was effective August 9, 2004 and provides for a target annual incentive bonus opportunity of at least 60% of annual base salary. As reflected in Mr. Edwards’s employment contract, he received a promotional grant of 35,000 stock options as of September 7, 2004, exercisable over a period of ten years and vesting in three equal annual installments commencing on September 7, 2005. Mr. Mills’s employment contract was effective October 22, 1997 and provides for a target annual contractual bonus opportunity of up to £125,000 (approximately U.S. $218,750). Mr. Hickling’s employment contract was effective March 21, 2005 and provides for a target annual incentive bonus opportunity of at least 50% of annual base salary. As reflected in Mr. Hickling’s employment contract, he received a signing bonus of $100,000, a one-time special grant of 40,000 stock options as of March 21, 2005, exercisable over a period of ten years and vesting in three equal annual installments commencing on March 21, 2006, and a one-time special grant of 15,000 shares of restricted stock payable over a period of seven years in three equal annual installments commencing March 21, 2010, as long as Mr. Hickling remains continuously employed with IKON through each distribution date.

Michael E. Kohlsdorf

Mr. Kohlsdorf voluntarily terminated his employment with IKON effective September 29, 2006. Pursuant to the terms of his employment contract, no severance benefit was provided and Mr. Kohlsdorf forfeited all stock options not exercisable on his termination date and all unvested restricted stock that was outstanding as of his termination date. Pursuant to the terms of the Retirement Savings Plan, Mr. Kohlsdorf also forfeited certain shares of IKON common stock purchased with matching company contributions under the Retirement Savings Plan.

Directors’ Compensation

IKON’s 2006 directors’ compensation year began on February 1, 2006 and will end on January 31, 2007. For the directors’ compensation year ending on January 31, 2007, all non-employee directors received a base directors’ fee of $40,000 per year for service on the Board of Directors, which was paid out on a quarterly basis. A $2,000 attendance fee was paid for attendance at any regularly scheduled or special meetings of the Board of Directors, and a $1,500 attendance fee was paid for attendance at any regularly scheduled or special committee meetings. In addition, each committee chair received an annual fee of $5,000, and the Audit Committee chair received an additional annual fee of $10,000. The Lead Independent Director received an additional annual fee of $20,000. All of IKON’s non-employee directors elected to receive their directors’ fees in the form of deferred stock units (as further described below under the section entitled “Deferred Stock Unit Grants in Respect of Directors’ Fees”), except: Mr. Cushing elected to receive all of his fees in cash; Mr. Luterman elected to receive 75% of his base directors’ fee in cash during the period from October 1, 2005 through January 31, 2006 and 50% of his base directors’ fee in cash during the period from February 1, 2006 through January 31, 2007; Mr. McCracken elected to receive 25% of his base directors’ fee and all of his attendance fees in cash; and Mr. Meddaugh elected to receive all of his base directors’ fee and special meeting attendance fees in cash.

Deferred Stock Unit Grants in Respect of Directors’ Fees

The 2003 Directors’ Plan and the Omnibus Plan (collectively, the “Directors’ Plans”) enable non-employee directors of IKON to receive all or a portion of their directors’ fees in the form of deferred stock units. The number of deferred stock units that a non-employee director is entitled to receive is determined by dividing the amount of the directors’ fees that the non-employee director has elected to receive as deferred stock units by the fair market value of a share of IKON common stock on the date of grant. The Directors’ Plans provide for grants of deferred stock units to each director who has filed with IKON an election to receive deferred stock units in lieu of all or a portion of his directors’ and/or committee fees. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he ceases to be a member of the Board of Directors.

Annual Deferred Stock Unit Grants

For each of the director compensation years ending on January 31, 2006 and January 31, 2007, respectively, each non-employee director also received an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock on the date of grant pursuant to the Directors’ Plans. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he ceases to be a member of the Board of Directors.

Annual Option Grant

In addition to the deferred stock units described above, pursuant to the Directors’ Plans each non-employee director receives an annual grant of options to purchase that number of shares of IKON common stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, as adjusted from time to time. These options are granted at an exercise price equal to the fair market value of IKON common stock on the date of grant. These options are immediately exercisable and remain exercisable for a period of ten years from the date of grant.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected PwC, a registered public accounting firm, to serve as the Company’s independent auditor for the fiscal year ending September 30, 2007. PwC was the Company’s independent auditor for the fiscal year ended September 30, 2006. The ratification of this selection is not required by our organizational documents or otherwise, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent auditor, the Audit Committee will reconsider whether to retain PwC, but it may still retain them. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and our shareholders. Representatives of PwC are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR

INDEPENDENT AUDITOR

Auditor Fees and Services

The aggregate fees billed by PwC for professional services in fiscal 2006 and 2005 were as follows:

Services Rendered	Fiscal 2006	Fiscal 2005

Audit Fees	$6,664,000	$8,374,000
Audit-Related Fees	$117,000	$150,000
Tax Fees	$464,000	$335,000
All Other Fees	$1,000	$1,000

Audit Fees. The audit fees for fiscal 2006 and 2005 include fees for professional services rendered in connection with the testing of and attesting to the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and for the audits of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. The audit fees for fiscal 2005 also include fees for professional services rendered in connection with the restatement of the Company’s financial statements.

Audit-Related Fees. The audit-related fees for fiscal 2006 and 2005 include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees for fiscal 2006 and 2005 include fees for services related to tax compliance and tax planning and advice, including tax assistance with tax audits. These services include assistance regarding federal, state, and international tax compliance and advice, review of tax returns, and federal, state, and international tax planning.

All Other Fees. All other fees consist of a licensing fee for software that provides access to authoritative guidance dealing with financial reporting rules and regulations.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee Chair. The Audit Committee pre-approved all of the audit and non-audit services provided to IKON by PwC in fiscal years 2006 and 2005.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of IKON’s accounting functions and internal controls. The Board of Directors has adopted a written charter for the Audit Committee, which can be found on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” The Audit Committee charter was most recently amended by the Board of Directors on July 25, 2006. Each of the members of the Audit Committee is independent, as defined by the applicable NYSE listing standards. In addition, the Board of Directors has determined that Messrs. Landgraf, Luterman, and Terracciano are “audit committee financial experts” as defined by the SEC rules.

The Audit Committee has the sole authority to retain and terminate the Company’s independent auditor, but it submits its selection to the Company’s shareholders for ratification as a matter of good corporate governance. The Audit Committee is responsible for recommending to the Board of Directors that IKON’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for fiscal year 2006. First, the Audit Committee discussed with PwC those matters required to be discussed by Statement on Auditing Standards No. 90, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PwC the independence of PwC and received from PwC a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with IKON management and PwC, IKON’s audited consolidated balance sheet at September 30, 2006 and consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended September 30, 2006. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, such as internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee recommended to the Board of Directors that IKON’s financial statements be included in its 2006 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Richard A. Jalkut
Kurt M. Landgraf (Chair)
Gerald Luterman
William L. Meddaugh
Anthony P. Terracciano

GENERAL AND OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by IKON. Employees of IKON may solicit proxies personally or by telephone without additional compensation. Upon request, we will pay the reasonable expenses incurred by record holders of our common stock who are brokers, dealers, banks, or voting trustees, or their nominees, for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record. In addition to solicitation by mail and by employees, we have made arrangements with Georgeson Shareholder Communications, Inc. to solicit proxies at an expected cost of $9,000 (plus reasonable out-of-pocket expenses).

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Company’s Board of Directors, including the non-employee directors, by sending a letter, to an individual director or to the Company’s Board of Directors, to: IKON Board of Directors, c/o Secretary, P.O. Box 834, Valley Forge, PA 19482-0834. All shareholder communications received by the Secretary will be delivered to one or more members of the Board of Directors as appropriate, which shall be determined by the Secretary. Notwithstanding the foregoing, the Secretary will maintain, for a period of two years following the receipt of any communication, for the benefit of the Board of Directors, a record of all shareholder communications received in compliance with this policy. Members of the Board of Directors may review this record of shareholder communications upon their request to the Secretary. In addition, any receipt of any accounting, internal controls, or auditing-related complaints or concerns will be directed to the Audit Committee in accordance with the Audit Committee’s Policy for the Receipt, Retention, and Treatment of Accounting, Internal Accounting Controls and Auditing Complaints, and the Confidential, Anonymous Submission of Accounting-Related Concerns. A copy of the Audit Committee’s Policy for the Receipt, Retention, and Treatment of Accounting, Internal Accounting Controls and Auditing Complaints, and the Confidential, Anonymous Submission of Accounting-Related Concerns is available on the Company’s website, www.IKON.com, by clicking on “About IKON” and then clicking on “Board of Directors.” Shareholders can also obtain a copy of the Audit Committee’s policy by sending a request to the Secretary at the address noted above.

Shareholder Proposals

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with our Code of Regulations and regulations adopted by the SEC. For shareholder proposals to be considered by the Board of Directors for inclusion in the proxy materials for the 2008 annual meeting of shareholders, they must be received by our Secretary on or before September 17, 2007. If a shareholder does not seek inclusion of a proposal in the proxy materials and submits the proposal outside the process described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, the proposal must be received by our Secretary on or before December 1, 2007. If the proposal is not received by that date, the Board of Directors will be allowed to use its discretionary voting authority as to the proposal when it is raised at the annual meeting. All proposals should be addressed to IKON Office Solutions, Inc. at P.O. Box 834, Valley Forge, PA 19482-0834, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to permit presentation of a shareholder proposal or to include in our proxy materials relating to the 2008 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for presentation or inclusion established by our Code of Regulations and/or the regulations of the SEC in effect at that time.

Other Matters

As of the date hereof, IKON knows of no other business that will be presented for consideration at the meeting. However, the enclosed proxy card confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters as to which IKON’s Board of Directors did not have notice by December 1, 2006; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this proxy and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Exchange Act Rule 14a-8 or

Exchange Act Rule 14a-9; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment and in the manner they believe to be in the best interest of IKON.

HOUSEHOLDING

In order to reduce printing costs and postage fees, IKON has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of IKON’s annual report and proxy statement, unless IKON receives contrary instructions from a street name holder at that address. IKON will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of IKON’s proxy statement and annual report at the same address, you may obtain additional copies by writing to our transfer agent, National City Bank, at 4100 West 150th Street, LOC 01-5352, Cleveland, OH 44135, or by calling (800) 622-6757. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting IKON in the same manner.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

This Proxy Statement is accompanied by IKON’s 2006 Annual Report to Shareholders, which includes a copy of the Annual Report on Form 10-K for the year ended September 30, 2006 as filed with the SEC.

MARK A. HERSHEY

Secretary

January 15, 2007

Appendix A

IKON OFFICE SOLUTIONS, INC. AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee (the “Committee”) of IKON Office Solutions, Inc. (the “Company”) shall report to the Board of Directors of the Company (the “Board”) and shall assist the Board in fulfilling its responsibilities to shareholders relating to the quality and integrity of corporate accounting and reporting, internal controls, disclosure controls and procedures, the audit process, and the Company’s compliance with legal and regulatory requirements. The Committee shall, on behalf of the Board, (i) assess the independence, qualifications and performance of the Company’s internal and external audit functions, and (ii) review management’s and the auditors’ assessment of the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, including the adequacy of the system of internal controls and the adequacy of financial disclosures to shareholders. Additionally, the Committee may perform other oversight functions as requested by the Board.

The Committee shall report its activities to the full Board regularly and issue annually a summary report to be included in the Company’s proxy statement that discloses that the Committee has:

•	reviewed and discussed the audited financial statements with management and the independent accountants;

•	discussed matters outlined in SAS 90 (Communications with the Committee); and

•	discussed with the independent accountants their independence relative to the Company and received their annual disclosure in the form of a written affirmation.

This report shall also disclose whether the Committee recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

The names of the Committee members shall be printed in the Company’s proxy statement beneath the annual Committee report. Also, the Committee Charter shall be disclosed in the Company’s proxy statement appendix once every three (3) years.

II.	Membership

The Committee shall be composed of not less than three members, appointed annually by the Board, all of whom must qualify as independent directors in accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and under the listing standards of the New York Stock Exchange, and shall satisfy any other applicable regulatory requirements. Committee members are not permitted to serve on the Audit Committees of more than three public companies unless approved by the Board.

Each member of the Committee shall have general knowledge about financial and auditing matters, with at least one (1) member being a financial expert as defined by the SEC and having accounting or related management expertise as determined by the Board. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

III.	Meetings and Orientation; Ongoing Training; Outside Advisors

The Committee shall meet at least quarterly.

The Committee shall be briefed from time to time by top management, risk managers, compliance managers, information technology leaders, and internal and external auditors on key topics, such as business and financial risks, exposures, complex transactions, operational issues, and legal or regulatory issues. Members shall, as deemed necessary, have access to the Company’s management and specific information to get the requisite background on key business practices, policies, risks and issues. In addition, the Committee may, at its discretion, make use of outside resources, including advice and assistance from outside consultants, as necessary to fulfill its responsibilities and duties set forth herein.

IV.	Responsibilities and Duties

  General

•	Before publication, review and discuss financial statements (including quarterly financial statements), the Company’s financial information contained in its earnings releases, and financial information and earnings guidance provided to analysts and credit agencies.

•	Hold discussions with management, internal auditors and the independent accountants on the following:

•	quality of earnings;

•	reserves and accruals;

•	all critical accounting policies;

•	suitability of accounting principles;

•	any proposed changes or developments in accounting or financial reporting practices and other significant unusual events;

•	judgmental areas;

•	audit adjustments;

•	the quality and adequacy of the Company’s internal controls that could significantly affect the Company’s financial statements;

•	the quality and adequacy of the Company’s disclosure controls and procedures; and

•	other inquiries where appropriate.

•	Discuss the Company’s policies with respect to risk assessment and risk management.

•	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company, and employees of any company providing accounting related services to the Company, of concerns regarding questionable accounting or auditing matters.

•	Review financial and accounting personnel succession planning within the Company.

•	Perform an annual self-assessment of the Committee’s performance.

•	Perform an annual review of the Committee’s charter.

  Relationship with Independent Accountants

•	The Committee shall have the sole authority to retain and terminate independent accountants and to approve any non-audit relationship with the independent accountants. The Committee shall have authority to investigate any activity of the Company, and it is empowered to retain, and determine the compensation of persons having special competence as necessary to assist the Committee in fulfilling its responsibilities.

•	The Committee shall include in the Company’s proxy statement its selection of the Company’s independent accountants for shareholder ratification at each annual meeting of shareholders. If the Company’s shareholders do not, by a majority of the votes cast, ratify the Committee’s selection of the Company’s independent accountants, the Committee will reconsider whether to retain such independent accountants, but may still elect to retain them in the exercise of its sole discretion. Notwithstanding shareholder ratification of the Company’s independent accountants, the Committee retains the right, in its discretion, to change the selection of its independent auditor at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

•	Annually review the qualifications of the Company’s independent accountants. In connection with such duties, the Committee shall have the sole authority to approve all audit engagement fees and terms. The Committee shall affirm that the independent accountants are in fact independent by obtaining written affirmation from the independent accountants delineating all relationships between the independent accountants and the Company, and confirming that the independent accountants have complied with the requirements of the SEC to rotate the lead audit partner at least every five (5) years. The Committee shall also review annually the type and extent of non-audit services performed by the independent accountants and consider their relevance to the issue of independence.

•	Provide for direct communication between the Committee and the independent accountants in order to assure their independence. The independent auditors will report directly to the Committee. The Committee will provide immediate access through the Committee Chairman for the independent accountants to report any special matters they believe should be brought to the attention of the Committee.

•	Maintain free and open communication with the independent accountants, including discussions of any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. Hold individual private sessions with the independent auditors at least quarterly.

•	Review with the independent accountants the scope and nature, as well as the rigor, of the audit process. Emphasis should be placed on their examination with regards to the accounting and financial areas where the Committee, management or the accountants believe special attention should be directed.

•	Pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors.

•	Review with the independent accountants:

•	significant accounting estimates and the reasonableness of the assumptions;

•	results of their audit, including their opinion on the financial statements;

•	their evaluation of the adequacy and quality of the system of internal control and controls over the financial reporting process;

•	all alternative treatments of financial information within GAAP that have been discussed with management;

•	any audit problems or difficulties and management’s response, as well as disputes, if any, with management and all other material written communications between the outside auditors and management; and

•	cooperation received from management in the conduct of the audit.

•	Annually review the management letter comments and management’s responses.

•	Clearly communicate the Committee’s expectations of the independent auditors, at least on an annual basis, including the expected nature, style and timing of communications with the Committee, and any requests for expanded involvement in business, regulatory or other issues. Performance against those expectations shall be measured regularly.

•	Set clear hiring policies for current or former employees of the independent accountants.

•	Obtain and review a report by the independent accountant describing the following:

•	independent accountant’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, including the Public Company Accounting Oversight Board, within the preceding five years, respecting its internal quality control standards and processes, or one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	all relationships between the independent accountant and the Company.

  Relationship with Internal Audit Department

•	The Committee shall have the authority to oversee the activities of the Company’s Internal Audit Department (“Internal Audit”). Internal Audit shall report to the Committee with respect to all audit practices and activities.

•	Provide for direct communication between the Board and Internal Audit in order to assure its independence. The Committee will provide immediate access, through the Committee Chairman, for Internal Audit to report any special matters it believes should be brought to the attention of the Committee. The Committee will maintain free and open communication with Internal Audit and will hold individual private sessions with Internal Audit at least quarterly.

•	Review and affirm the appointment or dismissal of the Vice President, Internal Audit.

•	Review Internal Audit’s objectives and resources, its annual budget and audit plan, including its coordination with the examination performed by the independent accountants, and its audit activity reports.

•	Review officers’ expenses and benefits for compliance with approved policies and procedures.

•	Review the results of Internal Audit activities each quarter and for the year. This review should include evaluation of the quality of internal controls and the adequacy of management’s actions to address any control weaknesses.

•	Clearly communicate the Committee’s expectations of Internal Auditor, at least on an annual basis, including the expected auditor involvement in reviewing controls, monitoring specific areas of concern, communicating with the Committee, and any requests for expanded involvement in regulatory or other issues. Performance against those expectations shall be measured regularly.

  Relationship with Management

•	Before publication, review and discuss the quarterly and annual financial statements and related footnotes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

•	Review any significant changes in accounting principles proposed by management.

•	Inquire whether a second opinion regarding a significant accounting matter had been sought and, if so, discuss the accounting selected.

•	Review the significant accounting and reporting developments affecting the Company.

•	Review the quality of internal controls.

•	Review periodically with management the program established to monitor compliance with the Company’s Code of Ethics.

•	Periodically review with management the status of any significant pending litigation, tax and other legal and compliance matters, including any material reports or inquiries received from regulators or government agencies, involving the Company.

•	Maintain free and open communication with management, and hold periodic, individual private sessions with management. Discuss with the Chief Executive Officer and Chief Financial Officer prior to the filing of all periodic report matters related to officer certifications attached to such reports.

V.	Continuous Flow of Information to Audit Committee Members

The Committee shall identify and routinely access all relevant information necessary to carry out its responsibilities, including key operating reports of the Company. The Audit Committee shall, at its discretion, make use of outside resources including, advice and assistance from outside legal, accounting or other advisors to help review and assess such information.

VI.	Limitations

The Committee’s role is one of oversight. The Committee is responsible for the duties set forth in this Charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls, and the independent accountants have the responsibility for auditing the financial statements and the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not of the same quality as the audit performed by the independent accountants. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

* * * * *

PROMPTLY COMPLETE AND RETURN THE PROXY/VOTING INSTRUCTION FORM BELOW IN THE ENVELOPE PROVIDED
CAREFULLY FOLD & DETACH ALONG PERFORATION

PROXY/VOTING INSTRUCTION CARD
IKON OFFICE SOLUTIONS, INC.
This proxy is solicited on behalf of the Board of Directors of IKON Office Solutions, Inc. The undersigned hereby appoints Mark A. Hershey and Robert F. Woods, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of common stock of IKON Office Solutions, Inc. (“IKON”) that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders to be held on February 21, 2007, and any adjournments thereof (“2007 Annual Meeting”), as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The presence at the 2007 Annual Meeting, in person or by proxy, of at least a majority of the votes entitled to be cast at the meeting constitutes a quorum.
If you are a current or former employee of IKON, this proxy card also provides voting instructions for shares held for your account in the IKON Office Solutions, Inc. Retirement Savings Plan (“Plan”). The trustee for the Plan will vote these shares as you direct in this proxy card. If you do not sign and return a proxy card, the trustee will vote your Plan shares in the same ratio as those shares with respect to which the trustee has received instructions from other Plan participants. If you sign and return a proxy card and fail to specify a choice on any matter, the trustee will vote your Plan shares in accordance with the recommendation of the Board of Directors.
Shares owned by you other than those held in the Plan will be voted only if you sign and return a proxy card, or attend the meeting and vote by ballot. If you sign and return a proxy card and fail to specify a choice on any matter, your shares will be voted in accordance with the recommendation of the Board of Directors. If you hold your shares in “street name,” you must contact your broker or other nominee to instruct them how to vote your shares, revoke your proxy, or change your vote.
The Board of Directors recommends a vote “FOR” the proposals described on the reverse side of this proxy/voting instruction card.
DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
(continued, and to be signed, on the other side)

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
PROMPTLY COMPLETE AND RETURN THE PROXY/VOTING INSTRUCTION FORM BELOW IN THE ENVELOPE PROVIDED
CAREFULLY FOLD & DETACH ALONG PERFORATION

IKON OFFICE SOLUTIONS, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

1.	Election of Directors (Mark only one)

Philip E. Cushing, Matthew J. Espe, Thomas R. Gibson, Richard A. Jalkut, Arthur E. Johnson, Kurt M. Landgraf, Gerald Luterman, William E. McCracken, William L. Meddaugh, Hellene S. Runtagh, and Anthony P. Terracciano

2.	Ratification of Selection of Independent Auditor (Mark only one)

☐	Vote FOR all nominees listed and recommended by the Board of Directors (except as directed to the contrary below)	☐	Vote WITHHELD for all nominees
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

☐	Vote FOR ratification of the selection of PricewaterhouseCoopers LLP as IKON’s independent auditor for the fiscal year ending September 30, 2007	☐	Vote AGAINST ratification of the selection of PricewaterhouseCoopers LLP as IKON’s independent auditor for the fiscal year ending September 30, 2007

Mark here if you plan to attend the 2007 Annual Meeting. In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. An admission ticket will be mailed to any shareholder who indicates an intention to attend.  ☐
PLEASE SIGN, DATE, DETACH AND RETURN THIS PROXY, USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Dated

Sign Here
When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporate entity, sign the full entity name by duly authorized officer.